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                                                                    EXHIBIT 99.1

Monday January 4, 10:09 pm Eastern Time

COMPANY PRESS RELEASE

LAKES GAMING, INC. ANNOUNCES
COMMENCEMENT OF TRADING ON
NASDAQ-AMEX UNDER SYMBOL "LACO"

MINNEAPOLIS--(BUSINESS WIRE)--Jan. 4, 1999--Lakes Gaming, Inc. (Nasdaq-Amex:
LACO) today announced commencement of trading on the Nasdaq-Amex Stock Market. Lakes was formed on December 31, 1998, via a distribution of common shares to the shareholders of Grand Casinos, Inc. Grand Casinos shareholders received .25 shares in Lakes for each share held in Grand Casinos. Concurrent with the tax-free distribution of Lakes shares to Grand Casinos shareholders, and the merger of Grand Casinos' Mississippi assets with Park Place Entertainment, Grand Casinos shareholders also received one full share of Park Place Entertainment Corporation (NYSE: PPE - news) for each share held in Grand Casinos. There are approximately 10.5 million shares of Lakes outstanding.

Lakes operates the Indian casino management business and holds various other assets previously owned by Grand Casinos, Inc. The casino resorts managed by Lakes are Grand Casino Avoyelles and Grand Casino Coushatta. The casinos are managed under separate agreements on behalf of two different Tribes. Both management contracts expire seven years from the date the casino opened.

The opening balance sheet of Lakes includes assets of approximately $160 million and liabilities of approximately $25 million. Pro Forma 1998 revenue for Lakes will be between $90 million and $95 million. The related Pro Forma 1998 earnings for Lakes are expected to be between $5.70 and $5.80 per share. These Pro Forma results include approximately $37 million from Grand Casinos' management contracts for Grand Casino Mille Lacs and Grand Casino Hinckley that concluded during 1998. Lakes revenues and earnings will not include contributions from these operations going forward. Lakes anticipates reporting year-end results for 1998 before the end of January 1999.

The assets of Lakes are comprised of approximately $61 million in cash (restricted and non-restricted), $50 million in notes and accounts receivable, $32 million in Las Vegas land development costs, and $17 million in other assets. Liabilities include various obligations such as accruals for start up costs, litigation reserves, deferred taxes, and taxes payable.

Lyle Berman, former Chairman of Grand Casinos, is the Chairman of the Board and Chief Executive Officer of Lakes. Other senior management includes Thomas Brosig, former President of Grand Casinos, who will serve as President of Lakes, and Timothy Cope, former



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Chief Financial Officer of Grand Casinos, who has assumed the position of Chief
Financial Officer of Lakes. The Board of Directors of Lakes is comprised of the same individuals who served previously as directors of Grand Casinos, Inc.

Opened on June 3, 1994, Grand Casino Avoyelles is located on Highway 1 in Marksville, Louisiana. Grand Casino Avoyelles is a land-based facility with a 218-room hotel, and a 50,000-square-foot gaming floor offering approximately 1,700 slot machines, 50 table games, and an 11-table poker room. Among the resort's other features include a 1,700-seat entertainment complex, three restaurants plus a nightclub featuring live entertainment, a full-service RV resort, and a Kids Quest child care activity center. Grand Casino Avoyelles is owned by the Tunica-Biloxi Indians of Louisiana and managed by Lakes Gaming, Inc. For more information, visit www.grandcasinos.com/avoyelles.

Grand Casino Coushatta opened on January 16, 1995. Located east of Lake Charles, 25 minutes north of I-10 on US 165, approximately five miles north of Kinder, Louisiana, Grand Casino Coushatta is a land-based casino resort offering a 223-room hotel and over 3,000 slot machines and over 75 table games, plus a 12-table poker room, in 98,000 square feet of gaming space. Three restaurants, plus a food court, a full-service RV resort and a Kids Quest child care activity center are among the property's non-gaming amenities. Grand Casino Coushatta is owned by the Coushatta Tribe of Louisiana and managed by Lakes Gaming, Inc. For more information, visit www.grandcasinos.com/coushatta.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the two largest casino resorts in Louisiana. Grand Casino Avoyelles is located in the central part of the state, approximately 80 miles northwest of Baton Rouge. Grand Casino Coushatta is located in southwestern Louisiana, near Interstate 10, approximately 160 miles east of Houston. Lakes Gaming, Inc. common shares are traded on the Nasdaq-Amex Stock Market under the trading symbol LACO.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition,



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fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.

Contact:     Lakes Gaming, Inc., Minneapolis
             Jaye Snyder  612-449-8556